Exhibit 99.1

GFI Group Inc. Announces Second Quarter 2008 Results;

Declares Quarterly Cash Dividend

•      GAAP Revenues: Up 15% to $261.5 Million
•      GAAP Net Income: Up 24% to $23.6 Million or $0.20 per Diluted Share
•      Non-GAAP Net Income: Up 21% to $26.0 Million or $0.22 per Diluted Share
•      Board of Directors Declares Quarterly Cash Dividend of $0.05 per Share

New York,  July 31, 2008 – GFI Group Inc. (Nasdaq: GFIG), an inter-dealer brokerage, market data, trading platform and analytical software provider for global cash and derivative markets, today announced financial results for the second quarter and six months ended June 30, 2008.

Highlights

•      Total revenues for the second quarter of 2008 increased 15% to $261.5 million compared with $228.1 million in the second quarter of 2007.

•      Brokerage revenues for the second quarter of 2008 rose 11% over the second quarter of 2007, with growth in all product categories – credit, financial, equity and commodity, which increased 5%, 1%, 31% and 7%, respectively.

•      There were 1,065 brokerage personnel at the end of the second quarter of 2008, representing a net increase of 57 brokerage personnel from the second quarter of 2007.

•      Compensation and employee benefits expense was 60.7% of total revenues in the second quarter of 2008 compared with 62.9% in the second quarter of 2007.

•      Non-compensation expense as a percentage of revenues was 25.4% for the second quarter of 2008 compared with 23.2% in the second quarter of 2007. On a non-GAAP basis, non-compensation expense as a percentage of revenues was 24.0% in the second quarter of 2008 compared with 21.6% in the second quarter of 2007.

•      Net income for the second quarter of 2008 increased 24% to $23.6 million, or $0.20 per diluted share, compared with $19.1 million, or $0.16 per diluted share, in the second quarter of 2007.  On a non-GAAP basis, net income for the second quarter of 2008 rose 21% to $26.0 million, or $0.22 per diluted share, compared with $21.5 million, or $0.18 per diluted share, for the second quarter of 2007.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “GFI achieved double digit growth in brokerage revenues in the second quarter of 2008 in the face of challenges confronting our credit business.  We had to overcome lower trading volume in structured credit products in May and June resulting from the deleveraging by banks and investment banks, as well as the defection of a number of individuals from our credit team in New York to a competitor.

“Despite these challenges, our total revenues from credit products rose 5% year over year, with strong growth in credit derivatives and bonds in Europe, powered by our CreditMatch® trading platform, and a more than doubling of our credit derivatives revenues in Asia.  We have subsequently re-staffed a significant portion of our credit team in North America with experienced individuals headed by Jim Higgins, a highly regarded professional in global credit markets.

“Volatile global equity markets continued to drive strong revenue growth in cash equities and equity derivatives in the second quarter and led to a 31% increase in total equity product revenues compared with the second quarter last year.  This included increases in equity products of 46% and

16% in Europe and North America, respectively.  Financial product revenues were slightly ahead of the second quarter of 2007.  Emerging market products such as NDFs, emerging market interest rate derivatives and emerging market FX options were strong, but were partially offset by the transfer of our global US dollar interest rate swaps business to Blackbird Holdings, a third-party, electronic derivatives platform, in exchange for a minority interest in the firm.

“The 7% increase in our revenues from commodity products resulted from growth in our energy and commodity products in Europe such as electric power, dry and wet freight, metals and emissions.

“Our second quarter results also benefited from better than expected growth in revenues from Trayport®, the leading trading platform in European OTC energy derivatives.  We took a major step forward in expanding Trayport’s position in the European and US commodity markets with the announcement that NYMEX products will be distributed on Trayport’s Trading Gateway System. This partnership provides the European energy and commodity market participants who use Trayport technology with access to NYMEX’s European and U.S. oil markets, while providing NYMEX with a natural extension of its distribution in Europe.

“With the strong contribution of Trayport and of our electronic trading platforms overall, as well as the diversity we have built across product categories and geographic regions, we were able to achieve 15% growth in total revenues in the second quarter of 2008.

“Looking forward, we expect our growth to continue in the third quarter of 2008, with brokerage revenues expected to increase between 5% - 7% compared with the third quarter of 2007 and total revenues expected to increase between 7% - 10% compared with the third quarter of 2007.

Mr. Gooch concluded: “The long-term outlook remains very positive for GFI. Our confidence is based on our durable and sustainable business model that includes a balanced and diverse revenue stream, conservative cost structure, strong balance sheet to support growth and ability to scale costs as needed. We are also proud of our proven ability to make effective and well-timed acquisitions and our leadership position in technology innovation and development.  We are very encouraged by the early success of our newly-launched EnergyMatch® electronic platform for certain North American energy products  We continue to focus on returning value to shareholders and we are pleased to increase our cash dividend this quarter to five cents per share.”

Revenues

For the second quarter of 2008, total revenues increased 15% to $261.5 million compared with $228.1 million in the second quarter of 2007.  For the first half of 2008, total revenues increased by 23% over the first half of 2007.

Brokerage revenues rose 11% to $245.6 million in the second quarter of 2008 and included a 5% increase in credit products, a 1% increase in financial products, a 31% increase in equity products and a 7% increase in commodity products compared, in each case, with the second quarter of 2007.

Revenues from analytics, software, trading platform and data products for the second quarter of 2008 increased nearly three-fold to $13.2 million from $4.5 million in the same period of 2007 and included an $8.5 million contribution from Trayport, acquired by GFI on January 31, 2008.

By geographic region, second quarter 2008 brokerage revenue increased 27% in Europe and 16% in Asia-Pacific compared with the second quarter of 2007, which more than offset a 7% decrease in North America year over year.

Expenses

For the second quarter of 2008, compensation and employee benefit expense was $158.7 million, or 60.7% of total revenues.  However, we expect that our compensation ratio will return to historical levels or above in future quarters due to the costs we incurred in re-staffing our credit team in North America.  This compares with $143.5 million, or 62.9% of total revenues in the second quarter of 2007 and $193.2 million, or 61.4% of total revenues in the first quarter of 2008.

Non-compensation expense for the second quarter of 2008 was $66.5 million or 25.4% of total revenues, impacted by increased legal fees and travel and entertainment expenses.  This compares with $53.0 million, or 23.2% of total revenues, in the second quarter of 2007, and $63.8 million or 20.3% of total revenues in the first quarter of 2008.  On a non-GAAP basis, non-compensation expense for the second quarter of 2008 was 24.0% of total revenues compared with 21.6% in the second quarter of 2007 and 19.2% in the first quarter of 2008.

The effective tax rate at the end of the second quarter of 2008 was 36.5% versus 39.9% 2007.  The second quarter tax rate was lower due to a greater percentage of our brokerage revenues being generated overseas in jurisdictions with lower tax rates.

Earnings

On a GAAP basis, net income for the second quarter of 2008 increased 24% to $23.6 million, or $0.20 per diluted share, compared with $19.1 million or $0.16 per diluted share in the second quarter of 2007.  On a non-GAAP basis, net income for the second quarter of 2008 rose 21% to $26.0 million, or $0.22 per diluted share, compared with $21.5 million or $0.18 for the second quarter of 2007.  Per share amounts for the second quarter of 2007 have been adjusted to reflect the Company’s 4-for-1 stock split effective March 31, 2008.

Six-Month Results

On a GAAP basis, for the six months ended June 30, 2008, GFI’s revenues were $576.1 million and net income was $59.6 million or $0.50 per diluted share, compared with revenues of $468.4 million and net income of $43.7 million or $0.37 per diluted share for the first six months of 2007.  Excluding non-operating or non-recurring items, non-GAAP revenues for the first half of 2008 were $576.1 million and net income was $64.1 million or $0.54 per diluted share, compared with non-GAAP revenues of $468.4 million and net income of $46.8 million or $0.39 per diluted share for the first six months of 2007.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP revenues, non-GAAP net income and non-GAAP diluted earnings per share.  These non-GAAP financial measures currently exclude amortization of acquired intangibles and certain other items that management views as non-operating or non-recurring from the Company’s statement of income as detailed below.

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results. GFI’s presentation of non-GAAP financial measures does include interest charges related to financing of acquisitions when analyzing the operating performance of an acquisition in subsequent periods.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the second quarter of 2008, there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income was $2.3 million and reflected for non-GAAP purposes:

•      The exclusion of $1.4 million of amortization on all acquired intangible assets.

•      The exclusion of items related to the planned relocation of the Company’s New York offices to larger premises scheduled to be completed in third quarter of 2008, including:

•      $0.8 million of duplicate rent expense;

•      $1.4 million of accelerated depreciation expense related to assets to be abandoned.

•      The effect of adjusting for these items would increase the Company’s income tax expense by $1.3 million.

For the six months ended June 30, 2008, there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income was $4.4 million and reflected for non-GAAP purposes:

•      The $2.5 million of amortization on all acquired intangible assets.

•      The items related to the planned relocation of the Company’s New York offices to larger premises, including:

•      $1.7 million of duplicate rent expense;

•      $2.7 million of accelerated depreciation expense related to assets to be abandoned.

•      The effect of adjusting for these items would increase the Company’s income tax expense by $2.5 million.

In the second quarter of 2007, there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income was $2.4 million and reflected for non-GAAP purposes:

•      The exclusion of $0.8 million of amortization on all acquired intangible assets.

•      The exclusion of $0.8 million of payroll-related taxes in the UK on the exercise of stock options by a former Company executive in connection with his departure from the Company.

•      The exclusion of items related to the planned relocation of the Company’s New York offices to larger premises scheduled for the second and third quarter of 2008, including:

•      $1.6 million accrual for lease termination costs;

•      $0.2 million of duplicate rent expense;

•      $0.4 million of accelerated depreciation expense related to assets to be abandoned.

•      The effect of adjusting for these items would increase the Company’s income tax expense by $1.5 million.

For the six months ended June 30, 2007, there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income was $3.0 million and reflected for non-GAAP purposes:

•      The exclusion of $1.8 million of amortization on all acquired intangible assets.

•      The exclusion of $0.8 million of payroll-related taxes in the UK on the exercise of stock options by a former Company executive in connection with his departure from the Company.

•      The exclusion of items related to the planned relocation of the Company’s New York offices to larger premises scheduled for the second and third quarter of 2008, including:

•      $1.6 million accrual for lease termination costs;

•      $0.2 million of duplicate rent expense;

•      $0.4 million of accelerated depreciation expense related to assets to be abandoned.

•      The effect of adjusting for these items would increase the Company’s income tax expense by $1.8 million.

Dividend Declaration

The Board of Directors of GFI Group has declared a quarterly cash dividend of $0.05 per share payable on August 15, 2008 to shareholders of record on August 1, 2008.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. (Eastern Time) on Friday, August 1, 2008 to review its second quarter 2008 financial results and business outlook. Those wishing to listen to the live conference call via telephone should dial 866-202-1971 in North America, passcode 15642214 and +1 617-213-8842 in Europe, same passcode. A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the Investor Relations page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (http://www.GFIgroup.com) is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data, trading platform and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,700 people with additional offices in London, Paris, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Dubai, Tel Aviv, Calgary, Englewood (NJ) and Sugar Land (TX).  GFI provides services and products to over 2,200 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFI™, GFInet®, CreditMatch®, GFI ForexMatch™, EnergyMatch®, FENICS®, Starsupply®, Amerex®, and Trayport®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: acquisitions by us of businesses or technologies; economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Chris Ann Casaburri
Investor Relations Manager
212-968-4167
chris.casaburri@gfigroup.com

Media Contact:

GFI Group Inc.
Alan Bright
Public Relations Manager
011-44-20-7877-8049
alan.bright@gfigroup.co.uk

- FINANCIAL TABLES FOLLOW -

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUES:
Brokerage revenues:
Agency commissions	$192,074	$179,466	$431,163	$363,991
Principal transactions	53,532	42,044	112,626	90,421
Total brokerage revenues	245,606	221,510	543,789	454,412
Software, analytics and market data	13,157	4,491	24,416	9,817
Contract revenue	45	204	58	204
Interest income	2,078	2,297	4,761	4,399
Other income/(loss)	643	-380	3,105	-393
Total revenues	261,529	228,122	576,129	468,439

EXPENSES:
Compensation and employee benefits	158,730	143,474	351,928	294,982
Communications and market data	11,744	11,299	22,925	21,755
Travel and promotion	13,291	10,170	25,014	19,006
Rent and occupancy	6,759	5,529	13,373	11,090
Depreciation and amortization	8,449	5,720	16,371	10,947
Professional fees	7,351	4,332	12,363	7,901
Clearing fees	10,486	6,940	21,688	14,469
Interest	3,748	2,002	6,833	3,851
Other expenses	4,620	6,909	11,706	11,558
Contract costs	16	127	22	127
Total expenses	225,194	196,502	482,223	395,686

INCOME BEFORE PROVISION FOR INCOME TAXES	36,335	31,620	93,906	72,753

PROVISION FOR INCOME TAX	12,687	12,553	34,276	29,006

NET INCOME	$23,648	$19,067	$59,630	$43,747

Basic earnings per share	$0.20	$0.16	$0.51	$0.38
Diluted earnings per share	$0.20	$0.16	$0.50	$0.37

Weighted average shares outstanding - basic	117,737,558	116,318,462	117,736,900	115,751,102

Weighted average shares outstanding - diluted	119,352,389	119,036,518	119,663,704	118,576,760

GFI Group Inc. and Subsidiaries

Consolidated Statement of Operations

As a Percentage of Total Revenues

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUES:
Brokerage revenues:
Agency commissions	73.4%	78.7%	74.8%	77.7%
Principal transactions	20.5%	18.4%	19.5%	19.3%
Total brokerage revenues	93.9%	97.1%	94.4%	97.0%
Software, analytics and market data	5.0%	2.0%	4.2%	2.1%
Contract revenue	0.0%	0.1%	0.0%	0.0%
Interest income	0.8%	1.0%	0.8%	0.9%
Other income/(loss)	0.2%	-0.2%	0.5%	-0.1%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	60.7%	62.9%	61.1%	63.0%
Communications and market data	4.5%	5.0%	4.0%	4.6%
Travel and promotion	5.1%	4.5%	4.3%	4.1%
Rent and occupancy	2.6%	2.4%	2.3%	2.4%
Depreciation and amortization	3.2%	2.5%	2.8%	2.3%
Professional fees	2.8%	1.9%	2.1%	1.7%
Clearing fees	4.0%	3.0%	3.8%	3.1%
Interest	1.4%	0.9%	1.2%	0.8%
Other expenses	1.8%	3.0%	2.0%	2.5%
Contract costs	0.0%	0.1%	0.0%	0.0%
Total expenses	86.1%	86.1%	83.7%	84.5%

INCOME BEFORE PROVISION FOR INCOME TAXES	13.9%	13.9%	16.3%	15.6%

PROVISION FOR INCOME TAX	4.9%	5.5%	5.9%	6.2%

NET INCOME	9.0%	8.4%	10.4%	9.3%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Brokerage Revenues by Product Categories:
Credit	$76,275	$72,436	$186,971	157,247
Financial	46,322	45,865	98,342	90,866
Equity	69,636	53,284	148,352	109,667
Commodity	53,373	49,925	110,124	96,632

Total brokerage revenues	$245,606	$221,510	$543,789	$454,412

Brokerage Revenues by Geographic Region:
North America	$91,075	$98,019	$210,531	205,218
Europe	130,304	102,655	279,855	210,152
Asia-Pacific	24,227	20,836	53,403	39,042

Total brokerage revenues	$245,606	$221,510	$543,789	$454,412

	June 30,	December 31,
	2008	2007

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$249,938	$240,393
Total assets (1)	1,461,379	975,814
Total debt, including current portion	213,607	55,291
Stockholders’ equity	493,364	452,193

Selected Statistical Data:
Brokerage personnel headcount (2)	1,065	1,008
Employees	1,774	1,546
Broker productivity for the period (3)	$232	$223

(1)

Total assets include receivables from brokers, dealers and clearing organizations of $585.5 million and $317.8 million at June 30, 2008 and December 31, 2007, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)	Brokerage personnel headcount includes brokers, trainees and clerks.
(3)	Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Total Revenues	$261,529	$228,122	$576,129	$468,439

GAAP expenses	225,194	196,502	482,223	395,686
Non-operating adjustments:
Amortization of intangibles	(1,368)	(817)	(2,531)	(1,841)
Tax on former executive stock option exercise	—	(840)	—	(840)
Lease termination costs	—	(1,591)	—	(1,591)
Duplicate rent	(849)	(222)	(1,698)	(222)
Accelerated depreciation	(1,365)	(377)	(2,730)	(377)
Total Non-GAAP adjustments (a)	(3,582)	(3,847)	(6,959)	(4,871)
Non-GAAP operating expenses	221,612	192,655	475,264	390,815

GAAP income before income tax provision	36,335	31,620	93,906	72,753
Sum of Non-GAAP items = (a)	3,582	3,847	6,959	4,871
Non-GAAP income before tax provision	39,917	35,467	100,865	77,624

GAAP income tax provision	12,687	12,553	34,276	29,006

Income tax impact on Non-GAAP items(b)	1,251	1,451	2,517	1,861
Non-GAAP income tax provision	13,938	14,004	36,793	30,867

GAAP net income	23,648	19,067	59,630	43,747

Sum of Non- GAAP adjustments [ (a) - (b) ]	2,331	2,396	4,442	3,010
Non-GAAP net income	$25,979	$21,463	$64,072	$46,757

GAAP basic net income per share	$0.20	$0.16	$0.51	$0.38
Basic non-operating income per share	$0.02	$0.02	$0.03	$0.02
Non-GAAP basic net income per share	$0.22	$0.18	$0.54	$0.40

GAAP diluted net income per share	$0.20	$0.16	$0.50	$0.37
Diluted non-operating income per share	$0.02	$0.02	$0.04	$0.02
Non-GAAP diluted net income per share	$0.22	$0.18	$0.54	$0.39